Exhibit 99.1

SCOTT JACKSON, VETERAN BIOPHARMACEUTICAL EXECUTIVE, JOINS GLYCOMIMETICS BOARD OF DIRECTORS

ROCKVILLE, MD, November 28, 2018 –  GlycoMimetics, Inc. (Nasdaq: GLYC) today announced that it has appointed Scott Jackson, former Chief Executive Officer of Celator Pharmaceuticals, Inc., to its Board of Directors. Mr. Jackson served as Celator’s CEO and as a member of its Board of Directors from April 2008 until July 2016, when the company was acquired by Jazz Pharmaceuticals plc.

"As uproleselan advances in late-stage clinical trials in acute myeloid leukemia (AML), Scott’s experience leading Celator through the successful development of Vyxeos® for treatment of newly diagnosed AML patients will be invaluable to GlycoMimetics,” said Rachel King, GlycoMimetics’ Chief Executive Officer. “His deep operational experience, including in sales, marketing and commercialization, is directly relevant as we look forward to potentially commercializing this novel drug candidate.”

Mr. Jackson has more than 25 years of experience in the pharmaceutical and biotechnology industry and has held positions of increasing responsibility in sales, marketing and commercial development at Eli Lilly & Co., SmithKline Beecham, ImClone Systems Inc., Centocor Inc., a division of Johnson & Johnson, Eximias Pharmaceutical and YM BioSciences. He holds a B.S. in pharmacy from the Philadelphia College of Pharmacy and Science and an M.B.A. from the University of Notre Dame. Mr. Jackson presently serves on the Board of Directors of MacroGenics, Inc. and the Board of Trustees of the Eastern Pennsylvania Chapter of The Leukemia and Lymphoma Society.

“I am excited to join the GlycoMimetics Board at a time when the company is making tremendous strides in the development of glycomimetic compounds, such as uproleselan for AML,” said Mr. Jackson.  “AML is an area of high unmet medical need and uproleselan, if approved, could potentially make a significant impact on the treatment of patients with AML. I look forward to working with the Board and leadership team to advance this important drug candidate and to leverage the potential of the company’s broad pipeline.”

About GlycoMimetics, Inc.

GlycoMimetics is a clinical-stage biotechnology company focused on the discovery and development of novel glycomimetic drugs to address unmet medical needs resulting from diseases in which carbohydrate biology plays a key role.  GlycoMimetics' most advanced drug candidate, rivipansel, a pan-selectin antagonist, is being developed for the treatment of vaso-occlusive crisis in sickle cell disease and is being evaluated in a Phase 3 clinical trial being conducted by its strategic collaborator, Pfizer.  GlycoMimetics' wholly owned drug candidate, uproleselan, an E-selectin antagonist, was evaluated in a Phase 1/2 clinical trial as a potential treatment for AML and is currently being evaluated in a company-sponsored Phase 3 trial in relapsed/refractory AML. The U.S. Food and Drug Administration granted uproleselan breakthrough therapy designation for the treatment of adult AM) patients with relapsed/refractory disease. GlycoMimetics has also completed a Phase 1 clinical trial with a third drug candidate, GMI-1359, a combined CXCR4 and E-selectin antagonist. GlycoMimetics is located in Rockville, MD in the BioHealth Capital Region. Learn more at www.glycomimetics.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the clinical development and potential utility of the company’s drug candidates. Actual results may differ materially from those in these forward-looking statements. For a further description of the risks associated with these statements, as well as other risks facing GlycoMimetics, please see the risk factors described in the company’s quarterly report on Form 10-Q filed with the U.S. Securities and Exchange Commission (SEC) on November 2, 2018, and other filings GlycoMimetics makes with the SEC from time to time. Forward-looking statements speak only as of the date of this release, and GlycoMimetics undertakes no obligation to update or revise these statements, except as may be required by law.

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Source: GlycoMimetics

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